UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 13, 2006
(October 11, 2006)

SPORTS SOURCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-125131	20-1917956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices)

Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People’s Republic of China

Registrant’s telephone number, including area code (86) 27 853 75701

421 7th Avenue
14th Floor
New York, NY 10001

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Items 2.01 and 5.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 11, 2006 (the “Closing Date”), Sports Source, Inc. (“Sports Source”) entered into a Share Exchange Agreement (the “Exchange Agreement”) with Kinfair Holdings Limited, a Hong Kong company (“Kinfair” or the “Company”) and Auto Chance International Limited, a British Virgin Islands company (the “Stockholder”). The closing occurred immediately following the cancellation of 13,700,000 shares of Sports Source’s common stock held by Sports Source’s sole director and majority shareholder (the “Closing”), which was a condition of closing. As a result of the share exchange, Sports Source acquired all of the issued and outstanding securities of Kinfair, a holding company, from the Stockholder in exchange for 7,500,000 newly-issued shares of Sports Source’s common stock, representing approximately 59.34% of Sport Source’s issued and outstanding common stock (the “Exchange”). The Exchange is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986. As a result of the Exchange, Kinfair became our wholly owned subsidiary. We currently have no other business operations other than those of Kinfair.

Today, Sports Source is also filing with the Securities and Exchange Commission (the “SEC”) an Information Statement complying with Rule 14f-1 under the Securities Exchange Act of 1934, as amended, that describes a change in a majority of Sports Source’s Board of Directors (the “Board”) that is occurring in connection with the change of control of Sports Source that is described in this Report.

The following is disclosure regarding Kinfair and its wholly owned operating subsidiary Henan Jinding Chemical Industry Co., Ltd. (“Jinding”), a company formed under the laws of the People’s Republic of China (the “PRC”) and doing business in the PRC. From and after the Closing Date, the operations of Kinfair, through its operating subsidiary, Jinding, will be the only operations of Sports Source and the company will change its name to the “Far East Energy and Chemical Corp.”

DESCRIPTION OF BUSINESS

Except as otherwise indicated by the context, references in this Report to “we,” “us,” “our,” the “Company” or “Kinfair” are to the consolidated business of Kinfair and Jinding.

General

Our primary business is the manufacture and sale of urea, a chemical used as fertilizer for crops and in certain manufacturing processes, including the manufacture of resin, plastic and medicine. In our last full fiscal year, 68% of our revenue was generated through the sale of urea. We also produce and sell methanol. Methanol sales accounted for approximately 17% of our revenue in our last full fiscal year.

Our other products include Ammonium Hydrogen Carbonate, which can be used as a fertilizer for crops and in the pharmaceutical and food industries, and Dimethyl Ether (“DME”). We believe the potential market for DME is particularly attractive because it can be used as an alternative to conventional petroleum-based diesel fuel in diesel engines that have undergone minor modifications to permit the use of DME.

DME can be derived from methanol and possess several advantages over conventional diesel fuel. Petroleum-based diesel fuel is increasingly expensive in the PRC. Because the PRC has limited petroleum reserves in relation to its growing demand, the cost of petroleum-based fuels is driven by global oil prices. Also, the use of DME addresses environmental concerns. DME burns cleaner, producing relatively little exhaust as compared with diesel fuel. It also has a better combustion efficiency, increasing the performance of engines burning DME by 10% to 15%, as compared with conventional diesel fuel.

In addition to its potential as a replacement for conventional diesel fuel, DME has a variety of industrial applications in the production of pesticides, cosmetics and as a refrigerant. It may also be used as a component of a variety of common industrial chemicals. Consequently, we believe the market for DME in the PRC will expand.

All of our products are manufactured in our factory in Xicheng Industrial Zone, Luoshan, Henan Province in the PRC. We own and operate a thermal power station with the capacity to generate 3000 kilowatt of thermal power per hour at our factory in Henan. The power station uses thermal energy that is a by-product of our chemical production operations. We use the resulting electricity in our plant. We sell all of our products inside the PRC, primarily through regional distributors with whom we have long term relationships. We have approximately 1,000 full-time employees, of which 78 employees are part of our management and 32 employees are involved in research and development. For the fiscal year ended March 31, 2006, we had gross revenue of $30,763,619 with a net profit of $2,747,584.

We place a heavy emphasis on research and development with particular emphasis on the development of bio-diesel fuels similar to DME and new products that can be marketed to the PRC’s domestic agricultural industry.

History and Organizational Structure

Jinding was incorporated in September 2003 and commenced business on October 1, 2003. Kinfair was formed on January 7, 2006 as a Hong Kong company. Jinding is a wholly-owned subsidiary of Kinfair. Kinfair’s sole business is to act as a holding company for Jinding.

Jinding is located in the Xicheng Industrial Zone of Luoshan, Henan Province, PRC. Kinfair is located in Room 42, 4/F, New Henry House, 10 Ice House Street, Central, Hong Kong.

Jinding was originally formed and named the Luoshan Fertilizer Factory. In October 2003, the assets of the Luoshan Fertilizer Factory were acquired by the following shareholders: Xinyang Hongchang Group, a company formed in China, with a 63.63% interest, Mr. Wang Guiquan with a 9% interest, Mr. Mai Xiaofu, with a 15% interest, Mr. Zhou Dianchang, with a 5% interest, Mr. Yu Zhiyang, with a 3.685% interest and Mr. Yang Hongtao, with a 3.685% interest in Jinding.

On February 29, 2006, Kinfair entered into a Share Transfer Agreement with Xinyang Hongchang Group, Mai Xiaofu, Wang Guiquan, Yu Zhiyang and Yang Hongtao (collectively, the “Sellers”), in which the Sellers transferred their interest in Jinding to Kinfair for an aggregate purchase price of RMB 38,000,000. As a result of this transaction, Kinfair owns all of the capital stock of Jinding.

Auto Chance International Limited, the sole shareholder of Kinfair, is owned by the following six shareholders: Messrs. Chen Si Qiang, Mai Xiao Fu, Wang Gui Quan, Zhou Dian Chang, You Zhi Yang and Yang Hong Tao. Of this group of shareholders, Messrs. Chen Si Qiang, Mai Xiao Fu, Wang Gui Quan and Zhou Dian Chang are involved in the management of Jinding.

Products

As an overview, we manufacture urea and coal-based chemicals including Ammonium Bicarbonate, Liquid Ammonia and Methanol. Ammonium Bicarbonate and Liquid Ammonia are mainly used for nitrogenous fertilizers and raw materials of chemical products. Methanol is a chemical material and a clean alternative to fossil fuel. It is used in the chemical industry, pharmaceutical industry, light industry and textile industry.

We develop and produce the following top-selling products with the following chemical composition:

Product	Product General Information
Urea CO(NH2)2
Urea is a nitrogen-containing chemical product. It is produced chemically from synthetic ammonia and carbon dioxide. Urea can be produced in a variety of forms, such as pills, granules, flakes, pellets, crystals and solutions. The Company produces urea in the form of granules.

Methanol CH3OH
Methanol is a clear, colorless, combustible, toxic liquid. Methanol is a clear, combustible, toxic liquid, Methanol, or methyl alcohol, also called wood alcohol, has a molecular weight of 32.04. Methanol is a poisonous chemical which attacks the nervous system and contains a strong anesthetic effect.

DME CH3OCH3
DME is a type of clean fuel. It has a single component, short carbon chain, and is contains oxygen, it therefore, has a strong burning performance, high thermal efficiency and no smoking combustion. Similar to the liquefied petroleum gas (“LPG”), DME is in a gas state when decompressed and the combustor can be used without being changed.

Ammonium hydrogen carbonate
Ammonium hydrogen carbonate is a nitrogenous fertilizer which contains approximately 17% nitrogen. Ammonium hydrogen carbonate is stable in 20°C temperature. When the temperature rises, it is easily decomposed.

NH4HCO3

  Urea

Features of Urea

Urea is a nitrogen-containing chemical product which is produced on a scale of some 100,000,000 tons per year worldwide. Urea is produced commercially from synthetic ammonia and carbon dioxide. Urea can be produced as pills, granules, flakes, pellets, crystals and solutions. The Company produces urea in the form of granules.

More than 90% of world production is destined for use as a fertilizer. Urea is highly soluble in water and is therefore also very suitable for use in fertilizer solutions, e.g. in “foliar feed” fertilizers. Urea has the highest nitrogen content of all solid nitrogeneous fertilizers in common use. It therefore has the lowest transportation costs per unit of nitrogen nutrient.

Urea is produced commercially from two raw materials, ammonia and carbon dioxide. Large quantities of carbon dioxide are produced during the manufacture of ammonia from coal or from hydrocarbons such as natural gas and petroleum derived raw materials. This allows direct synthesis of urea from these raw materials. Our Urea products are derived from coal that is domestically produced in the PRC.

Applications of Urea

Urea’s principal commercial applications include use as: (i) a component of fertilizer, providing a relatively cheap source of fixed nitrogen to promote crop growth, (ii) a raw material for the manufactures of plastics specifically, urea-formaldehyde resin, (iii) a raw material for the manufacture of various glues (urea-formaldehyde or urea-melamine-formaldehyde (the latter being waterproof and used for marine plywood), (iv) a component of animal feed, providing a relatively cheap source of fixed nitrogen, (v) an alternative to rock salt in the de-icing of roadways and runways (urea does not promote metal corrosion to the extent that salt does) and (vi) a clean burning fuel for motor vehicles and stationary engines.

Methanol

  Features of Methanol.

Methanol (or methyl alcohol), also called wood alcohol, is not only an important chemical product and raw material but also one of China’s future “clean energies.” Among the fundamental organic chemical materials in the world, methanol is second only to ethylene.

The molecular formula of methanol is CH4O and structural formula of being CH3OH (with molecular weight of 32.04), methanol is a colorless, crystal liquid at normal temperature and pressure. Methanol can dissolve in water, and in organic solvents as ethanol, ether and acetone. It may be volatile and the explosion limit of its vapor in the air is 6.0-36.5% (volume ratio). Methanol is a neurotoxic substance, which has relatively strong narcotic. In use of methanol, special attention should be paid to explosion and fire protection.

  Applications of Methanol.

Methanol is mainly used for the production of medicine, pesticide, dye, plastic, synthetic protein, fiber, formaldehyde, methyl ether. It can also be used as a component of a type of new fuel, improving the performance of gasoline or diesel oil when combined and used in engines that have been built or modified for this fuel.

  Ammonium Hydrogen Carbonate

  Features of Ammonium Hydrogen Carbonate.

Ammonium acid carbonate is also called “salvolatile” or “Ammonium Bicarbonate.” Ammonium acid carbonate currently constitutes approximately 50% of China’s aggregate nitrogenous fertilizer and plays an important role in China’s agricultural production. Ammonium acid carbonate is a white, crystalline powder that is soluble in water.

The molecular formula of ammonium acid carbonate is NH4HCO3. It contains approximately 17% nitrogen. Ammonium acid carbonate is a nitrogenous fertilizer free from (sulfur) sulfate radical. It contains no harmful medium substance and final decompounding substance does not affect soil quality and is one of the safest nitrogenous fertilizers.

Another characteristic of ammonium acid carbonate is that its ammonium ion is easily absorbed by soil particles. When buried in soil, it is liable to run off due to infiltration along with water, with leaching loss of only being 1/3 to 1/10 of other nitrogenous fertilizers. Thus, as long as ammonium acid carbonate can be thoroughly exposed to soil and can be absorbed sufficiently, it is not any more volatile than other nitrogenous fertilizers. In some conditions, for example when buried deeply in calcareous soil, there’s less loss of ammonium acid carbonate than with other nitrogenous fertilizers.

  Applications of Ammonium Carbonate.

Ammonium acid carbonate is mainly used for agricultural purposes and is suitable for various crops as well as all types of soil. The purified product can be used in the food industry, as well as in such industries as pharmaceutical, galvanization and rubber overshoes.

In the food industry, ammonium acid carbonate is used as a leavening agent in breads, cookies, waffles and cake and also as a substitute for yeast in baking. During baking, ammonium acid carbonate decomposes into gaseous products without affecting the flavor.

In the chemical industry, ammonium acid carbonate acts as an auxiliary in the production of catalysts. The product is also a neutralizing and buffering agent for organic and inorganic acids. Ammonium acid carbonate is additionally used to reduce formaldehyde emissions from wood particle boards. Furthermore, ammonium acid carbonate can also and has been used as an additive in cleaners and polishes.

  Dimethyl Ether (“DME”)

  Background

As the PRC’s dependency on imported petroleum has increased in recent years, the PRC continues to seek to develop alternatives to petroleum fuels that are cleaner and can be produced domestically. As a petroleum alternative fuel, DME has already drawn wide attention in various countries. Taking advantage of the PRC’s rich coal and natural gas resources, companies in the PRC are producing DME using a combination of their own technology and advanced foreign techniques.

Our production of DME has been limited by market demands. We anticipate that as the demand for diesel grows with increasing consumption of petroleum in the PRC, there will be increasing demand for DME. While the PRC has a relatively low petroleum reserve, it is a country rich in coal resources. It is therefore of strategic significance for the PRC to take advantage of its rich domestic coal resources and produce a clean domestically produced fuel as an alternative to petroleum products.

  Features of DME

DME is a colorless gas with a slight aether flavor. DME can be combined with liquidated petroleum gas (“LPG”), coal gas or natural gas to improve their combustion properties and increase heat quantities. DME with a purity rate of 95% or more can be used to substitute LPG as a fuel. Furthermore, DME can be used as chemical feedstock for production of spray paint, insecticides, air fresheners, fixtures, anti-rust sprays and lubricants.

The Company is utilizing the catalytic dehydration of methanol process and such process is protected by a patent in the PRC jointly owned by Sichuan Tianyi Technology Co., Ltd and Southwestern Chemical Industry Design Institute.

To produce DME, the Company uses the advanced technique of catalytic dehydration of methanol. The material is run through an oil segregator into a methanol synthetic tower to be synthesized into crude methanol which then enters an aether tower together with hydrogen and nitrogen. The methanol is dehydrated into DME by combining pressure catalyzers and a mixture of methanol. DME is then cooled and put into a segregating machine and the separated gases are further refined. DME can achieve a purity level of 99.9%. The mixture of methanol and ether can be a substitute of LPG. This technique involves a simpler process and consumes less energy, while producing a high quality product.

  Application of DME

In addition to being widely adopted in the refined chemistry industry, pharmaceutical industry and pesticide industry, DME can substitute for freon as an aerosol propellant and a refrigerant. DME also can be substituted for LPG as a non-industrial fuel, as well as a bio-diesel fuel for automotive vehicles (modified to accept bio-diesel). With a better combustion property, DME has greater heating efficiency producing safe and clean exhaust.

Below are some of the currently-known applications of DME:

•	An Additive for Liquefied Petroleum Gas (“LPG”) and Non-Industrial Fuel Substitute to LPG (for residential and automotive uses).

Like LPG, DME can be stored as a gas state after being compressed. However, compared to LPG, DME has a stronger combustion performance and greater heating efficiency. Furthermore, DME is safer than LPG with regard to transportation, storage and use. DME has a higher evaporation rate and when used as an automobile fuel, it increases the power of engines by approximately 10% to 15%. In addition, when used as a fuel for automobiles DME increases combustion efficiency by approximately 2% to 3%. Automobiles that have been modified to use DME as a fuel typically exhibit a reduction in combustion noise by 5-10 decibels. As a result of the higher evaporation power rate, pollutant emissions including nitric oxide and carbon monoxide are quite low, thereby satisfying modern emission standards, including European directives 94/12/ec and 96/69/ec as established by the European Economy Committee (“Europe III”).

•	Environmental Friendly Refrigerant for Refrigerators and Air Conditioners

DME can be used as a substitute for freon as the refrigerant used in refrigerators and in air conditioners. Unlike Freon, DME does not harm the earth’s ozone layer. Other benefits of using DME include its low boiling point, stronger vaporizing effects and its lower prices as compared with freon.

•	Pesticide, Cosmetics and Everyday Chemical Products

As an aerosol product, DME has been widely adopted in the production of pesticides, cosmetics, and everyday chemical products (e.g. detergent, hair gel).

•	Chemical Feedstock

DME has been widely adopted in the chemical industry as an alkylation agent and a coupling agent. DME is the chemical feedstock for the production of acetic acid, acetate, hydrocyanicacid and formaldehyde.

Products Under Development

Product development is a core element of the Company’s historical as well as its current growth strategy in each of its existing business segments. The Company’s research and development activities currently consist principally of:

•	developing new agricultural products which may be based upon refinements to our existing products;

•	developing new fuel alternatives similar to DME; and

•	pursuing new technology in the area of ammonia synthesis which would reduce the energy consumed in the production process and enable the use of recycled water.

The scientific process of developing new products is complex, costly and time-consuming. There can be no assurance that any commercially feasible products will be developed despite the amount of time and money spent on research and development. The development of products may be curtailed at any stage of development as a response to the introduction of competing products by our competitors, changes in existing laws or regulations or for other reasons which we cannot currently foresee.

Further production and improvement of DME

The Company’s current product research and development partners are:

•	Southwest Chemical Institute; and

•	Sichuan Tianyi Science & Technology Co., Ltd.

The Company’s current product research and development conditions are:

•
First-stage: The initial phase of this project was to enable the Company to achieve an annual DME output of 50,000 tons. This target has been met and we have been producing at this level since March of 2006.

•
Second-stage: The second phase of the project is to enable the Company to achieve an annual production level of 200,000 tons of DME. This second stage is due to be completed in October 2006. The Company has completed a feasibility report for this phase in December of 2006.

•	It is anticipated and planned that by the year 2010, the Company will have a manufacturing capacity (and equipment) to produce 600,000 tons of DME per year.

Further production and improvement of bio-diesel

The Company’s current product research and development partners are:

•	Tsinghua University;

•	Hunan Chemical and Pharmaceutical Design Institute; and

•	Institute of Oil Crop, Chinese Academy of Agricultural Sciences.

Other significant underpinnings for our expansion plan include:

•	The Company’s feasibility report, which was completed in December 2005.

•	A Technology Cooperative Contract, dated September 1, 2005, entered into between Tsinghua University and Jinding Company.

•
A Cooperative Agreement on Oil Crop Technology, dated May 8, 2006, entered into among the Institute of Oil Crop, Chinese Academy of Agricultural Sciences and the Company. This agreement establishes the parties’ cooperation to test various new plants in order to develop bio-diesel products.

  Further Production and Improvement of Methanol

In May of 2004, the first phase of the methanol project was completed and put into production. The second phase was also completed and the testing phase was completed in March of 2006.

  Further Production and Improvement of Synthesized Ammonia.

Ninety percent (90%) of the Company’s plan to produce 60,000 tons of synthesized ammonia has been completed and the Company plans to produce synthesized ammonia with a production of 150,000 tons since the completion of the construction in November 2005

In addition, the Company plans to, from 2006 to 2010, expand its overall production scale and engage in a 200,000 ton gas-methanol production project, a 200,000 ton DME production project, a 50,000 ton chloromethyl propane production project, a 300,000 ton urinary compound fertilizer production project, a 300,000 ton bio-diesel production project, a 300,000 ton ammonia ash-agglomerating fluidized-bed coal gasification production project, a 2x2.5 megawatt thermal power project, and a railway goods warehouse project with a storage capacity of one million tons. The Company is striving to convert itself into a large-scale, comprehensive new energy and chemical fertilizer corporation.

With respect to the Company’s research and development activities, in fiscal year 2004, the Company spent an aggregate amount of $120,000. In fiscal year 2005, the Company spent an aggregate amount of $160,000 and for the fiscal year 2006, the Company spent an aggregate amount of $210,000.

Raw Materials and Major Suppliers

The Company purchases the raw materials used in the manufacturing of its chemical products from numerous sources. The Company believes that all necessary raw materials for its chemical products are readily available and will continue to be so in the foreseeable future. The Company has never had, nor does it anticipate experiencing, any shortages of such materials. The raw materials for chemical products consist primarily of electricity and coal. China is abundant in many minerals and organic elements and China is a significant contributor in world coal production and consumption. The Company generally maintains sufficient quantities of inventories of its chemical products to meet customer demand. Purchasing transactions are conducted in accordance with an invitation for bidding procedure. Potential suppliers are provided the quality standard for the raw material and are invited to make initial offers, which are compared objectively according to relevant quality guidelines. After validating the various suppliers’ service and capabilities for stable supply, we acquire the needed materials from the supplier offering at the lowest cost. Our financial department establishes an oversight process by appointing individuals to conduct independent market research of key price points periodically. There is a standard procedure for conducting such bidding processes and accepting the bids to insure that the all purchasing procedures are being strictly adhered to.

Our Company has entered into written contracts with several suppliers and vendors. The Company’s three key suppliers are as follows:

•	Luoshan Bureau of Electricity Power Management (supplier of electricity);

•	Zhezhou Kaichuang Trading Center (supplier of coal); and

•
Shanxi Bo’ai Coal Transport and Sales Department (supplier of coal) has direct access to a mining base in China and therefore, the Company has enjoyed access to a steady supply of coal since February of 2004.

The Company’s products are manufactured at its facility in Xicheng Industrial Zone, Luoshan County, Xinyang City, Henan Province, PRC.

Quality Management

•
The Company has established various quality inspection departments to oversee the quality of the Company’s products. These departments have a full range of responsibilities - ranging from testing equipment to monitoring the quality of the raw materials, the quality of the Company’s products and the storage of the products.

•
The Company has adopted detailed regulations and a strict supervisory system with respect to its production workshops, storing, chemical testing, personnel policies and records archives. The Company has detailed reports and examine all stages of a product’s production.

•
The Company’s Production Unit is responsible for managing the quality of urea, ammonium bicarbonate, methanol and DME. With respect to any issues or queries arising during the production products and/or equipments, the supervisor in charge of production at such time shall make adjustments, observations, comparisons and sampling on a frequent basis to identify any potential quality defects on a timely basis and coordinate with the production and technical management staff to make corresponding adjustment, if necessary, so as to prevent defective products from being produced on a large scale. For any defective products identified, measures including sealing-up such product(s) shall be taken to prevent such products from entering into the warehouse or being sold to customers.

•
The Company’s Central Analysis Lab is responsible for the inspection and analysis of the quality of urea, ammonium bicarbonate, methanol and DME. The Analysis Lab reports its results to the Production Unit. When defective products are identified, notice shall be given to the dispatch department, the sales department, and the goods warehouse and safeguards will be made to prevent any defective products from entering the warehouse and being sold to customers.

•	The Packaging Department is responsible for:

•	Packaging and rendering the products compliant with the Company’s standards.

•
Taking random samples of urea and ammonium bicarbonate, especially when abnormal changes occur with respect to color, temperature, ash and size. The results are then reported to the Company’s Production Unit.

•
The Company’s products are not allowed to be transported to the warehouse and sold to customers unless the Company’s sales department and the goods warehouse receives a corresponding quality notice. Those departments are responsible for any quality problems which arise during the storage period. The sale of methanol, in particular, must comply with strict requirements. Customers’ orders may only be filled when the finished products are certified as qualified, and the finished products are available for transportation outside of the factory when the sample analysis are completed and responsible persons both for sales and purchase have signed the requisite documentation.

•
Any person who does not comply with the specifications and does not adhere or observe the Company’s procedures on packaging and product analysis, thus affecting the accuracy of product analysis, or does not abide by the procedures of product analysis, inbound and sales, shall bear corresponding liabilities including, but not limited to, immediate termination of employment, and monetary fines.

Product Sales, Distribution and Marketing

We sell most of our products through various regional distributors in China. We have established and maintained long term relationships with major distributors who we believe have local business experience and established regional sales networks. We regularly host our distributors to promote our products through various ordering conferences. We host an annual ordering conference for our major distributors to place purchasing orders through written sales agreements. In addition, we also sell certain products to end users directly. All purchasing orders on our products are served on a first-come, first-served basis.

According to a report in China Petro-Chemical Journal, dated February 15, 2006, the agricultural sector in China makes extensive use of chemical fertilizers, consisting of approximately 1/3 of the world’s total consumption. Of this amount, about 70% is nitrogenous fertilizers. According to China Statistics Almanac, dated December 31, 2004, the national total output of synthetic ammonia fertilizers was 42,222,000 metric tons, a 14.6% increase over the total output in 2003.

Methanol is a major raw material chemical next to ethylene, propylene and benzene. Since 2002, the price of methanol has risen due to the large demand. However, the price began to fluctuate as much as 30% in 2005 due to competition and cost of raw materials. The price of methanol dropped sharply in 2005 due to a supply surge.

For the fiscal-years ended March 31, 2006 and March 31, 2005, distribution for urea through our five largest distributors accounted for approximately 68% and 79 % of our total annual sales, respectively, distribution for methanol through our three largest distributors accounted for approximately 17% and 18 % of our total annual sales, respectively, and distribution for ammonium bicarbonate through our three largest customers accounted for approximately 10% and 12 % of our total annual sales and in fiscal-year ended March 31, 2006, distribution for DME accounted for 4% of our total annual sales.

Our largest distributors are:

Product	Top Distributors
Urea CO(NH2)2	(1)	Sinochem Fertilizer Co., Ltd., Guangdong Branch
	(2)	Shantou Supply & Marketing Co-operative Enterprises Group Co.
	(3)	Jiangxi Zhangshu Chengdong Agriculture Materials Co., Ltd.
	(4)	Shangrao Linfeng Agricultural Materials Sales Department
	(5)	Yang, Ming An
Methanol CH3OH	(1)	Zaoyang Hailong Chemical Co., Ltd.
	(2)	Yeji Linxing Fine Chemical Co., Ltd.
	(3)	Anhui Fuyang Weida Chemical Co., Ltd.
DME CH3OCH3	(1)	Shandong Dongming Petrochemical Group Hengchang Chemical Co., Ltd.
	(2)	Anyang Zhenyuan Petrochemical Co., Ltd.
Ammonium hydrogen carbonate NH4HCO3
Retail Sales by Cash

The Company provides our customers with a variety of customer services, including a customer service department.

We have also been marketing and promoting our products through the following means:

•	Organizing annual visits to customers,

•	Organizing customer satisfaction questionnaire and customer conference to well understand customers’ requirements,

•	Advertising in Chinese local newspapers,

•	Broadcasting on Chinese local TV channels or radio stations,

•	Distribution of newsletters to distributors and farmers, and

•	Participation in activities organized by local governments to promote information about, and use of, fertilizers.

Competition

In general, the chemical fertilizer industry in China is highly competitive. While China is the world’s largest consumer of fertilizers, its chemical fertilizer industry is highly fragmented with many small regional factories serving local requirements. Most fertilizer producers in China do not have the national brand name recognition the Company has as a basis for promoting their products. We expect existing and new competitors will continue to introduce products that are directly or indirectly competitive with our products. Such competitors may be more successful in marketing such products. However, the Company has not had any quality issues to date. The brand “Jinding” enjoys a strong reputation and credibility in China.

•	Urea industry

Currently, there are totally 75 companies in China producing urea with an aggregate gross output of approximately 25 million tons per annum. In 2005, over 20 million tons of the urea end products were produced. The Company’s main competitors are Henan Zhongyuan Dahua Group, Junma Group, Xinlianxin Corp., Shandong Luxi Group, Anhui Linhua Group and Buyang Chemical Corp.

•	Methanol industry

The current output of methanol is approximately 10 million tons per year in China. There are currently over 20 methanol factories located in Henan Province with the gross output of 0.6 million tons. The Company’s main competitors are the Junma Group and the Lantian Group.

•	DME industry

China currently has six (6) factories that currently produce DME, the aggregate annual total output for these factories reaches 0.25 to 0.3 million tons. The Company is the only company in China’s Henan Province that can produce an annual output of approximately 50,000 tons of DME. There are currently six coal and natural gas chemical bases in China with DME production lines with an annual capacity of 600,000 tons each. The Company’s main competitors are the Juitai Company and the Xichuan Lutian Chemical Company.

•	Ammonium Hydrogen Carbonate industry

The Company currently has the capacity to produce 60,000 tons of ammonium bicarbonate per year. In 2005, the Company produced 40,000 tons of ammonium bicarbonate, which was a part of the urea production.

The sale of ammonium bicarbonate represents 8.82% of the Company’s revenue for fiscal year 2005 and 2.47% for fiscal year 2006. The Company’s major customers within the PRC. The Company’s main competitors are the Shiji Jinyuan Group and the Lantian Group.

Intellectual Property

We have registered the trademark for the “Jinding” logo with the Trademark Office of the State Administration for Industry and Commerce of China (Registration Number: 3861603), which is used on all of our products distributed in China. The trademark expires in 2016.

We rely on trade secrets to protect our proprietary technology and formulas. We currently do not own any patents and have not applied for patents on our proprietary technology and formulas because a patent application requires a detailed description of our technology and formulas which will be made available to the general public. We believe a patent application and disclosure of our technology formulas would be detrimental to our future business. If knowledge of our formulas and processes are not tightly controlled, more competitors would likely emerge in this market. Only certain of our key executives have knowledge of our proprietary technology and formulas.

Pricing

The Company’s pricing is a combination of Chinese pricing regulation and market demand. The Ministry of Administration and Commerce and the Price Regulation Bureau monitor and control the price of the chemical fertilizer products in the market place.

The Costs and Effects of Compliance with Environmental Laws.

The Company’s methanol and DME projects had been tested for its environmental effect and the results are very positive. These projects had obtained licenses from the Henan province regarding the waste water produce and exhaust gas produce. In 2005, the Company incurred $22,694 in complying with China’s environmental laws and in 2006, the Company incurred $25,000.

Employees

As of October 1, 2006, the Company has approximately 1,000 full-time employees, 78 of whom are part of the Company’s management, 32 of whom are directly involved in the research and development department. None of our employees are covered by a collective bargaining agreement. We believe we have good relations with our employees.

Chinese Government Regulation

The Chinese government maintains a tight control over the production and sale of dangerous chemical products. The Company must comply with the following Chinese environmental laws and regulations in connection with the production of our products:

1.	PRC Environment Protection Law, issued and executed on December 26, 1989 and passed in the Eleventh meeting of the Seventh National People’s Congress.

2.	The Prevention and Cure Temporary Ordinance on Huaihe Basin Water Pollution Control, issued and executed on August 8, 1995.

3.	The Discharge Standard of Water Pollutants for Ammonia Industry GB13458-92.

In September 2005, Jinding obtained the industrial usage methanol production license (license number XK13-222-0047) from the Henan Safe Production Management Administration. The license expires on August 17, 2011, at which time, the Company will reapply for such license. The local enterprise of chemical fertilizer in China does not require the Company to apply for a production permit. Specifically, the production of urea and ammonium hydrogen carbonate does not require a production permit under Chinese Government Regulation.

The Company has also received a production license to produce liquefied anhydrous ammonia and methanol (license number XK13-220-00155) from the Henan Quality Control Administration. The license expires on August 17, 2011, at which time, the Company will reapply for such license.

RISK FACTORS

The financial condition, business, operations, and prospects of the Company involve a high degree of risk. You should carefully consider the risks and uncertainties described below, which constitute the material risks relating to the Company, and the other information in this report. If any of the following risks are realized, the Company’s business, operating results and financial condition could be harmed and the value of the Company’s stock could suffer. This means that investors and stockholders of the Company could lose all or a part of their investment.

RISKS RELATING TO OUR COMPANY

We cannot assure you that our organic growth strategy will be successful.

One of our growth strategies is to grow organically through increasing the distribution and sales of our products by increasing our market share and entering new markets in the PRC. However, many obstacles to increasing our market share and entering such new markets exist, including, but not limited to, costs associated with increasing market share and entering into such markets and attendant marketing efforts. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our ability to grow and on our future financial condition, results of operations or cash flows.

If we are not able to implement our strategies in achieving our business objectives, our business operations and financial performance may be adversely affected.

Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

As we implement our growth strategies, we may experience increased capital needs and we may not have enough capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

•	reduce our investments in research and development;

•	limit our marketing efforts; and

•	decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete. Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We may have difficulty defending our intellectual property rights from infringement.

We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements to protect our proprietary rights. Our brand name “Jinding” has received trademark protection in the PRC. No assurance can be given that such trademark and licenses will not be challenged, invalidated, infringed or circumvented, or that such intellectual property rights will provide competitive advantage to us.

Presently we sell our products mainly in China. China will remain our primary market for the foreseeable future. To date, no trademark filings have been made other than in China. Therefore, the measures we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own or copy our products.

A disproportionate amount of our sales revenue is derived from the sale of urea and a disruption in, or compromise of, our sales operations, or distribution channels, related to the sale of urea could adversely impact our financial condition and results of operations.

The Company’s sale of urea constituted more than approximately 79% and 68% of its total sales in fiscal years 2005 and 2006, respectively. A disruption in, or compromise of, our manufacturing or sales operations, or distribution channels, relating to the sale of urea could have a material adverse effect on our financial condition and results of operations.

We have no firm long-term commitments from our suppliers to supply raw materials to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order.

If our suppliers experience delays, disruptions, capacity constraints or quality control problems in their operations or become insolvent, their product shipments to us could be delayed, which would decrease our production and harm our revenues, competitive position and reputation.

Further, our business would be harmed if we fail to effectively manage the production of our products. Because we establish our minimum inventory threshold based on our forecasts of expected demand for our products, if we inaccurately forecast demand, we may be unable to obtain adequate quantities of raw materials to meet our production requirements.

We purchase some key raw materials used in the manufacture of our products from our source suppliers, and we may not be able to obtain supplies from replacement suppliers on a timely or cost-effective basis. A reduction or stoppage in supply while we seek a replacement supplier would limit our ability to manufacture our products, which could result in a significant reduction in sales and profitability. In addition, an impurity or variation in a raw material either unknown to us or incompatible with our products, could significantly reduce our ability to manufacture products. Our inventories may not be adequate to meet our production needs during any prolonged interruption of supply. We have products under development which, if developed, may require us to enter into additional supplier arrangements. Failure to obtain a supplier for our future products, if any, on commercially reasonable terms, would prevent us from manufacturing our future products and limit our growth.

Intense competition from existing chemical companies and new entities may adversely affect our revenues and profitability.

We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. Our market is a large market with many competitors. Our major competitors are the Junma Group and the Luxi Group. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. Our competitors can be expected to continue to develop and introduce new and enhanced products, which could cause a decline in market acceptance of our chemical products. Current and future consolidation among our competitors and customers may also cause a loss of market share as well as put downward pressure on pricing. Our competitors could cause a reduction in the prices for some of our chemical products as a result of intensified price competition. Competitive pressures can also result in the loss of major customers. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

We face competition from other chemical companies, which could force us to lower our prices thereby adversely affecting our operating margins, financial condition, cash flows and profitability.

The markets in which we operate are highly competitive, and this competition could harm our business, results of operations, cash flow and financial condition. Our competitors include major international producers as well as smaller regional competitors. We believe that a significant competitive factor for our products is selling price. We could be subject to adverse results caused by our competitors’ pricing decisions. In addition, current and anticipated future consolidation among our competitors and customers may cause us to lose market share as well as put downward pressure on pricing. Some of our competitors are larger and have greater financial resources. As a result, those competitors may be better able to withstand a change in conditions within our industry and throughout the economy as a whole. If we do not compete successfully, our business, operating margins, financial condition, cash flows and profitability could be adversely affected.

The products and the processes we use could expose us to substantial liability.

We face an inherent business risk of exposure to product liability claims in the event that the use of our technologies or products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. To date, we have not experienced any product liability claims. However, that does not mean that we will not have any problems with respect to our products in the future. We do not currently carry product liability insurance. The lack of product liability insurance may expose us to enormous risks associated with potential product liability claims. We currently carry insurance policies which are customary for enterprises in China providing for property coverage of $5,000,000 transport vehicles of $120,000, and workers’ medical and accident coverage of $75,000. There are no special restrictions or exceptions attached to this coverage other than fraudulent or criminal conducts on part of the claimant.

We depend on our key management personnel and the loss of their services could adversely affect our business.

We place substantial reliance upon the efforts and abilities of our executive officers, Messrs. David Tang, Wang Gui Quan, Li Dong Lai, Wu Peng and Wang Xiang Fu. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals.

Our results of operations may be materially harmed if we are unable to recoup our investment in research and development.

The rapid change in technology in our industry requires that we continue to make investments in research and development in order to not only develop technologies, but we must also enhance the performance and functionality of our products and keep pace with competitive products and satisfy customer demands for improved performance, features, functionality and costs. There can be no assurance that revenues from future products or product enhancements will be sufficient to recover the development costs associated with such products or enhancements or that we will be able to secure the financial resources necessary to fund future development. Research and development costs typically are incurred before we confirm the technical feasibility and commercial viability of a product, and not all development activities result in commercially viable products. In addition, we cannot ensure that these products or enhancements will receive market acceptance or that we will be able to sell these products at prices that are favorable to us. Our business could be seriously harmed if we are unable to sell our products at favorable prices or if the market in which we operate does not accept our products.

Failure to develop new chemical products and/or improve our existing products will make us less competitive.

Our results of operations depend, in part, on our ability to expand our chemical product offerings. We are committed to remaining a competitive producer and believe that our portfolio of new or re-engineered products is strong. However, we may not be able to continue to develop new products, re-engineer our existing products successfully or bring them to market in a timely manner. While we believe that the products, pricing and services we offer customers are competitive, we may not be able to continue to attract and retain customers to which to sell our chemical products.

Changes in our customers’ products could reduce the demand for our chemical products, which may decrease our net sales and operating margins.

Our chemical products are used for a broad range of applications by our customers. Changes, including technological changes, in our customers’ products or processes may make our chemical products unnecessary, which would reduce the demand for those products. Other customers may find alternative materials or processes that no longer require our products. If the demand for our chemical products is reduced, our net sales and operating margins may be reduced as well.

Our projects involve long development cycles that result in high costs and uncertainty.

The development, operation and management of our products and facilities involve a long development cycle and decision-making process. Delays in the parties’ decision-marking process are outside of our control and may have a negative impact on our development costs, cost of sales, receipt of revenue and sales projections. We expect that, in some cases, it may take a year or more to obtain decisions and to negotiate and close the agreements. Such delays could harm our operating results and financial condition.

We are a small company, and the entrance of large companies into the alternative fuels, renewable energy and chemical fertilizer business will likely harm our business.

Competition in the alternative fuels, renewable energy and chemical fertilizer business is expanding with the growth of the industry and the advent of many new technologies. Larger companies, due to their better capitalization, will be better positioned to develop new technologies and to install existing or more advanced renewable energy generators, which could harm our market share and business.

Because the market for renewable energy is unproven, it is possible that we may expend large sums of money to bring our offerings to market and the revenue that we derive may be insufficient to fund our operations.

Our business approach to the renewable energy industry may not produce results as anticipated, be profitable or be readily accepted by the marketplace. We cannot estimate whether demand for facilities based on our technology, or the gas produced by such facilities, will materialize at anticipated prices, or whether satisfactory profit margins will be achieved. If such pricing levels are not achieved or sustained, or if our technologies and business approach to our markets do not achieve or sustain broad acceptance, our business, operating results and financial condition will be materially and negatively impacted.

We depend on only one factory to manufacture our products and any disruption of the operations in this factory would damage our business.

All of our products are manufactured in a the Company’s one factory in Xicheng Industrial Zone, Luoshan, Henan, PRC which we depend on to produce the products that we sell. Our operations could be interrupted by fire, flood, earthquake and other events beyond our control. Any disruption of the operations in this factory would have a significant negative impact on our ability to deliver products, which would cause a potential diminution on sales, the cancellation of orders, damage to our reputation and potential lawsuits.

Our revenues from chemical products depend heavily on government policies. If the government changes its policies, our revenues and profit from our chemical products could decrease significantly.

To boost the income of millions of Chinese farmers and enhance China’s national security, the Chinese government has instituted policies that encourage farmers in China to increase their production of grains by limiting the price of ammonium fertilizers while at the same time providing the fertilizer industry some relief, including capping the price of raw materials, providing for preferential pricing for electricity and exempting value added tax. Due to the policies, our chemical business is able to realize a profitable margin. However, the Chinese government changes its policies from time to time. If the Chinese government changes the policies currently in place that compensate our loss due to the price control, our revenues and profit from our chemical business could suffer.

Our chemical manufacturing business is highly risky and hazardous. We may face environmental and safety problems.

Our chemical manufacturing process produces exhaust gas and waste water which may pollute the environment. If an accident occurs in our chemical plant, toxic gas and other pollutants could leak and cause serious pollution problems. Moreover, most of our chemical products are flammable, explosive, and dangerous and pose a threat to the health and safety of our employees and residents around our facility, and if any accident occurs during manufacturing or in transportation, there could be dire consequences.

The cost of our raw materials fluctuates significantly, which may adversely impact our profit margin and financial position

Our chemical business uses coal as raw material. In the last two years, coal prices have fluctuated substantially. Although the price for coal dropped last year, it may go up again in the future due to the rapid development of the Chinese economy and the resulting huge demand for energy. If the price for coal increases again, our profit margin could decrease considerably.

We extend relatively long payment terms for accounts receivable. If any of our customers fails to pay us, our revenues may be affected as a result.

As is customary in China, we extend relatively long payment terms to our customers ranging from 45 to 90 days. As a result of the size of many of our orders, these extended terms adversely affect our cash flow and our ability to fund our operations from our operating cash flow. In addition, although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us timely would negatively affect our working capital, which could in turn adversely affect our cash flow.

Our failure to comply with ongoing governmental regulations could hurt our operations and reduce our market share.

In China, the chemical industry is undergoing increasing regulations as environmental awareness increases in China. The trend is that the Chinese government toughens its regulations and penalties for violations of environmental regulations. New regulatory actions are constantly changing our industry. Although we believe we have complied with applicable government regulations, there is no assurance that we will be able to do so in the future.

RISKS RELATING TO THE PEOPLE’S REPUBLIC OF CHINA

Certain political and economic considerations relating to PRC could adversely affect our Company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved.

Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Currency conversion and exchange rate volatility could adversely affect our financial condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately RMB8.28 to US$1.00. However, in 2005, the Chinese government announced that would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar. As our operations are primarily in China, any significant revaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because they reside outside the United States.

As our operations are presently based in China and our officers and certain of our directors reside in China, service of process on our company and our officers and certain directors may be difficult to effect within the United States. Also, our main assets are located in China and any judgment obtained in the United States against us may not be enforceable outside the United States.

Any future outbreak of avian influenza, or the Asian Bird Flu, or any other epidemic in China could have a material adverse effect on our business operations, financial condition and results of operations.

Since mid-December 2003, a growing number of Asian countries have reported outbreaks of highly pathogenic avian influenza in chickens and ducks. Since all of our operations are in China, an outbreak of the Asian Bird Flu in China in the future may disrupt our business operations and have a material adverse effect on our financial condition and results of operations. For example, an new outbreak of Asian Bird Flu, or any other epidemic, may reduce the level of economic activity in affected areas, which may lead to a reduction in our revenue if our clients cancel existing contracts or defer future expenditures. In addition, health or other government regulations may require temporary closure of our offices, or the offices of our customers or partners, which will severely disrupt our business operations and have a material adverse effect on our financial condition and results of operations.

Our business may be affected by unexpected changes in regulatory requirements in the jurisdictions in which we operate.

We are subject to many general regulations governing business entities and their behavior in China and in other jurisdictions in which we have operations. In particular, we are subject to laws and regulations covering food, health supplements and pharmaceutical products. Such regulations typically deal with licensing, approvals and permits. Any change in product licensing may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability. Such regulatory environment also covers any existing or potential trade barriers in the form of import tariff and taxes that may make it difficult for us to import our products to certain countries and regions, which would limit any potential expansion.

We may have difficulty in attracting talent.

As we plan to expand, we will have to attract managerial staff. We may not be able to identify and retain qualified personnel due to our lack of understanding of different cultures and lack of local contacts. This may impede any potential expansion.

We may experience currency fluctuation and longer exchange rate payment cycles.

The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than China at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

All of our assets are located in China, any dividends of proceeds from liquidation is subject to the approval of the relevant Chinese government agencies.

Our assets are located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

Changes in China’s political or economic situation could harm us and our operational results

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocation resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China and thereby harm the market for our products.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATING TO OUR COMMON STOCK

The market price for shares of our common stock could be volatile; the sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.

The market price for the shares of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. Such factors may include, without limitation, the general economic and monetary environment, quarter-to-quarter variations in our anticipated and actual operating results, future financing activities and the open-market trading of our shares in particular.

The trading market in our common stock is limited and illiquid and may cause volatility in the market price.

Our common stock is currently traded on a limited basis on the Over-The-Counter Bulletin Board under the symbol “SPSI.” The Over-The-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system, or the NASDAQ Stock Market. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain.

The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Thus, the market price for our common stock is subject to volatility and holders of common stock may be unable to resell their shares at or near their original purchase price or at any price. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our common stock price is volatile and could decline in the future.

The stock market, in general, and the market price for shares of pharmaceutical companies in particular, have experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies in the pharmaceutical and related industries have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	the results of preclinical studies and clinical trials by us or by our competitors;

•	concern as to, or other evidence of, the safety or efficacy of our proposed products or our competitors’ products;

•	announcements of technological innovations or new products by us or our competitors;

•	developments concerning our proprietary rights or our competitors’ rights (including litigation);

•	our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	our financial position and results of operations;

•	litigation;

•	period-to-period fluctuations in our operating results;

•	changes in estimates of our performance by any securities analysts;

•	new regulatory requirements and changes in the existing regulatory environment;

•	market conditions for life science stocks in general;

•	the issuance of new equity securities in a future offering;

•	changes in interest rates;

•	market conditions of securities traded on the OTC Bulletin Board;

•	investor perceptions of us and the medical device industry generally; and

•	general economic and other national conditions.

Our common stock is considered a “penny stock” and as a result, related broker-dealer requirements affect its trading and liquidity.

Our common stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the common stock trades at a price less than $5.00 per share; (ii) the common stock is not traded on a “recognized” national exchange; (iii) the common stock is not quoted on the NASDAQ Stock Market, or (iv) the common stock is issued by a company with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our common stock to investors, thus hampering its liquidity.

Section 15(g) and Rule 15g-2 require broker-dealers dealing in penny stocks to provide potential investors with documentation disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the documents before effecting any transaction in a penny stock for the investor’s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any of our shares.

Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to this resale prospectus may have an adverse effect on the market price of our common stock.

One stockholder exercises significant control over matters requiring shareholder approval.

After giving effect to the issuance of all the shares of common stock, Auto Chance International Limited has voting power equal to approximately 59.34% of our voting securities. As a result, Auto Chance International Limited, through such stock ownership, exercises significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership in Auto Chance International Limited may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by shareholders other than Auto Chance International Limited.

We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock.

We may require additional financing to fund future operations, including expansion in current and new markets, programming development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current shareholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent registered public accountants. These rules will apply to our financial reporting for fiscal year 2006. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards and will impose significant additional expenses on us. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We do not foresee paying cash dividends in the foreseeable future.

We have not paid cash dividends on our stock and we do not plan to pay cash dividends on our stock in the foreseeable future.

Additional Information

We are obligated to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

We intend to voluntarily furnish our security holders with an annual report that contains audited financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

The following is management's discussion and analysis of certain significant factors which have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of our current management. This report includes forward-looking statements. Generally, the words "believes," "anticipates," "may," "will," "should," "expect," "intend," "estimate," "continue," and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the SEC from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be place on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto and other financial information contained elsewhere in this Form 8-K.

Our Company engages in the business of manufacturing and selling urea, liquefied ammonium, methanol, ammonium bicarbonate, dimethyl ether (“DME”) and bio-diesel products. The Company’s products are primarily marketed and sold in the PRC.

Our Company currently has the capacity to produce 150,000 tons of ammonia per year, 100,000 tons of DME per year, 150,000 tons of urea per year, 130,000 tons of carbamide per year, 40,000 tons of carbon-ammonium per year and 100,000 tons of methanol per year. For the year end of March 31, 2006, the Company had a gross revenue of US$30,763,619.

SIGNIFICANT ACCOUNTING POLICIES AND MANAGEMENT ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe critical accounting policies as disclosed in Form 8-K reflect the more significant judgments and estimates used in preparation of our financial statements. We believe there have been no material changes to our critical accounting policies and estimates.

RESULTS OF OPERATION

Fiscal year 2006 compared to fiscal year 2005.

Our operating results are presented on a consolidated basis for the year ended March 31, 2006, as compared to the year ended March 31, 2005.

The following table sets forth the amounts and the percentage relationship to revenues of certain items in our consolidated statements of income for the 12 months ended March 31, 2006 and 2005.

	2006		2005		Comparisons
Item	Amount us$’000	Percentage of revenue (%)	Amount us$’000	Percentage of revenue (%)	Growth in amount us$’000	Increase in percentage (%)
Revenues	30,764	100.00	22,418	100.00	8,346	37.23
Cost of Goods Sold	26,584	86.41	18,491	82.48	8,093	43.77
Gross Profit	4,180	13.59	3,927	17.52	253	6.44
Selling and distribution	300	0.98	108	0.48	192	177.78
General & administrative	667	2.17	517	2.31	150	29.01
Income from operation	3,212	10.44	3,303	14.73	-91	-2.76
Interest expenses	139	0.45	1	0.00	138	13800.00
Government grants	417	1.36	0	0.00	417	N/A
Other expenses (net)	26	0.08	27	0.12	-1	-3.70
Income before tax	3,464	11.26	3,274	14.60	190	5.80
Income tax	716	2.33	813	3.63	-97	-11.93
Net income	2,748	8.93	2,461	10.98	287	11.66

REVENUE

The Company’s consolidated revenue rose to a record $30,763,619 for the year ended March 31, 2006, 37.23% higher than $22,418,468 for the year ended March 31, 2005. Our consolidated net income increased 11.66% to $2,747,584 for the year ended March 31, 2006, as compared to $2,461,235 for the year ended March 31, 2005. This increase is attributable to an increase in revenues of 37.23% in 2006 as compared to 2005. The increase in revenue reflects growth from existing customers as well as full year’s impact of new contracts.

	2006		2005		comparisons
Products	Amount US$000	Percentage of revenue(%)	Amount US$000	Percentage of revenue (%)	Growth in amount $000	Increase in percentage (%)
Urea	20,854	67.79%	17,728	79.08%	3,126	17.63%
Carbonate hydrogen ammonia	3,120	10.14%	540	2.41%	2,580	477.78%
Methanol (CH3OH)	5,310	17.26%	4,040	18.02%	1,270	31.44%
Liquified ammonia	350	1.14%	110	0.49%	240	218.18%
DME (CH3OCH3)	1,130	3.67%			1,130
Total	30,764		22,418		8,346	37.23%

For the year ended March 31, 2006, sales of urea increased 20.45% to $20,854,000 from $17,728,000 for the year ended March 31, 2005. The increase in sales of this product was due primarily to our continuous marketing efforts together with the growing demand for the product in the Chinese market.

The sales revenue from the Company’s sale of carbonate hydrogen ammonia also increased 477.78% from $540,000 for the year ended March 31, 2005 to $3,120,000 for the year ended March 31, 2006. This increase was attributable to improved recognition of our new product supported by our marketing campaigns.

The sales revenue from the Company’s sale of methanol also increased 31.44% to $5,310,000 for the year ended March 31, 2006 from $4,040,000 for the year ended March 31, 2005. This increase was mainly attributable to the increase in customers from chemical engineering.

	2006		2005		comparisons
Provinces	Amount US$000	Percentage of revenue(%)	Amount US$000	Percentage of revenue (%)	Growth in amount $000	Increase in percentage (%)
Henan Province	8,860	28.79%	8,040	36.55%	820	10.20%
Guangdong Province	11,030	35.85%	7,090	32.23%	3,940	55.57%
Anhui Province	4,600	14.95%	2,920	13.27%	1,680	57.53%
Hubei Province	2,650	8.61%	2,030	9.23%	620	30.54%
Hunan Province	1,680	5.46%	730	3.32%	950	130.14%
Guangxi Province	1,110	3.61%	560	2.55%	550	98.21%
Jiangxi Province	780	2.53%	480	2.18%	300	62.50%
Inner Mongolia	60	0.19%	150	0.68%	-90	-60.00%
Total	30,770		22,000		8,770	39.86%

The Company achieved revenue growth in all of its primary geographic markets, benefiting from regions’ improving economy and enhanced popularity of “Jinding” brand. Our marketing and sales team was expanding our sales channel to other provinces all over China.

COST OF GOODS SOLD

For the year ended March 31, 2006, the Company’s cost base was adversely affected by cost pressure. The sharp increase in the price of coal, which represents about 60% of total cost, had an unfavorable impact on cost incurred. Increased coal price also resulted in fuel and fuel-related items, which on a combined basis, increased 43.77% to $26,583,680 for the year ended March 31, 2006 as compared to $18,491,383 for the year ended March 31, 2005. However, China has rich coal mines and import coals annually. We do not believe that coal will become a scare in the foreseeable future.

GROSS PROFIT

For the year ended March 31, 2006 and 2005, the condensed statement of operations is presented below:

	2006		2005		comparisons
Item	Amount US$000	Percentage of revenue(%)	Amount US$000	Percentage of revenue (%)	Growth in amount $000	Increase in percentage (%)
Revenues	30,764		22,418		8,346	37.23
Costs of Goods Sold	26,584	86.41%	18,491	82.48%	8,093	43.77
Gross Profit	4,180	13.59%	3,927	17.52%	253	6.44

The Company’s gross profit increased $252,854, or 6.44% to $4,179,939 for the 12 months ended March 31, 2006 from $3,927,285 for the year ended March 31, 2005. This increase reflected higher net sales, improved margins and operating efficiencies generally across our businesses.

Gross profit as a percentage of net revenues decreased from 17.52% for the year ended March 31, 2006 year to 13.59% for the year ended March 31, 2005 due to the increment in cost of goods sold as a percentage of revenues discussed above.

OPERATING INCOME

The Company’s consolidated operating income for the year ended March 31, 2006 slightly decreased 2.76% to $3,212,301 from $3,302,607 for the year ended March 31, 2005, which is attributable to the increase of revenue of 37.23% from $22,418,468 for the year ended March 31, 2005 to $30,763,619 for the year ended March 31, 2006, and the increase of cost of goods of 43.76% from $18,491,383 for the year ended March 31, 2005 to $26,583,680 for the year ended March 31, 2006.

The Company believes that an increase in operating income will be achieved in the coming period associated with continued cost control efforts and improved contract execution, increased integrated facilities management will also contribute to the increase, reflecting the sales growth and higher margins on certain products.

EXPENSES

Selling and distribution expenses. Selling and distribution expenses were approximately $300,838 or 0.98% of revenues for the year ended March 31, 2006, as compared to $107,939, or 0.48% of revenues for the year ended March 31, 2005. The freight and loading expenses increased $176,183 or 1619% as compared to that of 12 months ended March 31, 2005, which was due to the Company burdened higher freight charges in 2006 to attract customers in other provinces in China.

General and Administrative. General and administrative expenses were $667,255 or 2.17% of our revenues for the year ended March 31, 2006, as compared to $516,539, or 2.31% of revenues for the year ended March 31, 2005. The payroll expenses increased $10,054 or 6.19% from the 12 months ended March 31, 2005, which was attributable to the fact that more staff members were recruited to improve internal control. Research and Development cost increased $27,062 or 186.66%, which was mainly attributable to the fact that more technicians were hired for the technical improvement and installment of new production line.

GOVERNMENT GRANTS

Government grants represented grants received from the PRC Government to assist the Company’s environment protection and sales of caramide. This amount is recognized when the proceeds are received or collectible.

During 2006 and 2005, $122,748 and $0 was received from the PRC Government for assisting the Company’s environment protection. The Company received $294,690 and $0 of subsidy for caramide sales before July 2005 during 2006 and 2005.

INCOME TAX

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax (“CIT”) rate is 33%.

NET INCOME

The Company’s net income for year ended March 31, 2006 increased 11.63% to $2,747,584 from $2,461,235 for the year ended March 31, 2005. The increase is attributable to an increase in revenues of 37.23% in 2006 as compared to 2005.

CAPITAL EXPENDITURE AND OTHER INVESTMENTS

Capital expenditures for purchases of construction in progress increased 49.62% to $5,282,352 for the year ended March 31, 2006, compared to $3,530,596 for the year ended March 31, 2005, reflected by an increase in machinery purchase for the construction of the DME project. Our plant and equipment expenditures consist of the following as of March 31, 2006:

	2006	2005
At cost:
Buildings	$1,320,844	$1,166,524
Machinery	10,223,222	4,097,016
Motor Vehicles	165,601	123,767
Office equipment	60,210	25,753
	11,769,877	5,413,060

Less: Accumulated depreciation
Buildings	145,435	82,997
Machinery	2,018,376	1,019,737
Motor vehicles	61,199	38,708
Office equipment	17,182	7,335
	2,242,192	1,148,777
Plant and equipment, net	$9,527,685	$4,264,283

Depreciation expense for 2006 and 2005 is $1,093,415 and $644,807, respectively.

LIQUIDITY AND CAPITAL RESOURCES
WORKING CAPITAL AND CASH FLOW

We generally finance our operations from cash flow generated internally and bank loans.

The Company always maintains sufficient cash to support operation effectively. As of March 31, 2006, the Company has cash and cash equivalents of $3,281,761, which represents an increase of 58.62% from $2,069,003 at March 31, 2005. Cash to current liabilities ratios were 23.58% and 21.75% respectively.

As of March 31, 2006, the Company’s total assets were $23,462,503, which represents an increase of 29.99% from $18,049,381 at March 31, 2005. Total assets include plant and equipment, which is $9,527,685 at March 31, 2006, compared to $4,264,283 at March 31, 2005, representing an increase of 123.43%. The increase was due to the fact that $5,801,307 was transferred from construction in progress to plant and equipment.

As of March 31, 2006, we had current assets of $7,410,265. Current assets are comprised of inventories of $1,078,592, notes receivable of $10,099, prepayments for the goods of $835,712, other receivables and prepaid expenses of $22,006, cash and cash equivalents of $3,281,761 and restricted cash of $2,120,494. Current liabilities comprised accounts payable of $2,627,224, short term debts of $6,677,210, tax payables of $59,110, and other payables and accruals of $440,937. Current ratio is 0.54:1. At March 31, 2005, cash and cash equivalents were $2,069,003. Current assets were $7,809,762, reflecting a current ratio of 0.82:1.

Our net cash inflow from operating activities was $6,067,839 for the year ended March 31, 2006.

We anticipate that our working capital resources are adequate to fund anticipated costs and expenses for the year ending March 31, 2007.

Our trading terms with our customers are mainly on cash. Inventory turnover period for the year ended March 31, 2006 was 14.92 days, compared to 7.43 days in 2005.

As of March 31, 2006, our cash and bank balances were mainly denominated in RMB and United States dollars while our bank borrowings were mainly denominated in RMB. Our revenue and expenses, assets and liabilities are mainly denominated in RMB and United States dollars. Since the exchange fluctuations among these currencies are low, we believe there is no significant exchange risk.

CAPITAL STRUCTURE AND SOLVENCY

The Company generated $6,067,839 cash flow for the year ended March 31, 2006 from operating activities, which represents an increase of 120.83% from $2,747,733 for the year ended March 31, 2005, reflecting by the increase of net income generated in the period.

As of March 31, 2006, our total assets were $23,462,503 and our total liabilities were $15,165,245. Our debt to asset ratio, calculated as total liabilities (including short-term debt and payables) over total assets, was 64.30% and 52.94% as of March 31, 2006 and 2005, respectively.

As of March 31, 2006, our total assets were $23,462,503 and our operating revenue was $3,212,301, reflecting a total asset turnover of 13.69%.

As of March 31, 2006, the Company’s total inventory was $1,078,592, which represents a decrease of 56.61% from $2,485,997 at March 31, 2005. The decrease in inventory is attributable to the Company’s putting effort and resources into inventory management. The increase in raw material storage is due to the Company’s preparation to enhance the productivity.

Accounts payable increased from $1,222,769 at March 31, 2005 to $2,627,224 at March 31, 2006, representing an increase of 114.86% reflected by the increased level of production materials.

First quarter ended June 30, 2006 as compared to prior period

The following table sets forth the amounts and the percentage relationship to revenues of certain items in our consolidated statements of income for the 3 months ended June 30, 2006 and 2005.

	2006		2005		comparisons
Item	Amount us$’000	Percentage of revenue (%)	Amount us$’000	Percentage of revenue (%)	Growth in amount us$’000	Increase in percentage (%)
Revenues	9,285	100.00	6,775	100.00	2,510	37.05
Cost of Goods Sold	7,612	81.98	5,904	87.14	1,708	28.93
Gross Profit	1,673	18.02	871	12.86	802	92.08
Selling and distribution	238	2.56	44	0.65	194	440.91
General & administrative	229	2.47	147	2.17	82	55.78
Income from operation	1,207	13.00	680	10.04	527	77.50
Interest expenses	67	0.72	18	0.27	49	272.22
Government grants	0	0.00	97	1.43	-97	N/A
Other expenses (net)	20	0.22	8	0.12	12	150.00
Income before tax	1,119	12.05	751	11.08	368	49.00
Income tax	381	4.10	251	3.70	130	51.79
Net income	739	7.96	500	7.38	239	47.80

REVENUE

Consolidated revenue rose to a record $9,285,031 for the 3 months ended June 30, 2006, 37.05% higher than $6,775,333 for the 3 months ended June 30, 2005. Our consolidated net income increased 47.80% to $738,653 for the period ended June 30, 2006, as compared to $499,997 for the 3 months ended June 30, 2005, reflected by reduced cost of goods sold and increased gross profit.

	2006		2005		comparisons
Products	Amount US$000	Percentage of revenue (%)	Amount US$000	Percentage of revenue (%)	Growth in amount $000	Increase in percentage (%)
Urea	5,608	60.40%	5,719	84.41%	-111	-1.94%
Carbonate hydrogen ammonia	791	8.52%	180	2.66%	611	339.44%
Methanol (CH3OH)	1,259	13.56%	876	12.93%	383	43.72%
Liquified ammonia	23	0.25%
DME (CH3OCH3)	1,505	16.21%
Ammonia	24	0.26%
LPG	75	0.81%
Total	9,285		6,775		2,510	37.05%

For the 3 months ended June 30, 2006, the Company diversified its production structure and introduced new products like DME, ammonia and LPG. The revenue generated by sale of methanol increased 43.72% to $1,259,000 compared to $876,000 for the 3 months ended June 30, 2005 and our new product DME represents 16.215% of total sales. The increase of sales is attributable to improved recognition of our new product supported by our marketing campaigns.

	2006		2005		comparisons
Provinces	Amount US$000	Percentage of revenue(%)	Amount US$000	Percentage of revenue (%)	Growth in amount $000	Increase in percentage (%)
Henan Province	2,567	27.64%	3,162	46.67%	-595	-18.82%
Guangdong Province	3,545	38.18%	1,396	20.60%	2,149	153.96%
Anhui Province	1,390	14.97%	167	2.47%	1,223	731.27%
Hubei Province	692	7.45%	525	7.74%	167	31.86%
Hunan Province	562	6.06%	167	2.47%	395	236.45%
Guangxi Province	110	1.18%	435	6.43%	-325	-74.73%
Jiangxi Province	419	4.52%	923	13.62%	-503	-54.56%
Total	9,285		6,775		2,510	37.05%

For the 3 months ended June 30, 2006, the Company emphasized sales to agriculture provinces with fast economic growth, such as Guangdong and Anhui, and the sales to these two provinces increased 153.96% and 731.27% as compared to the 3 months ended June 30, 2005 respectively.

COST OF GOODS

For the 3 months ended June 30, 2006, in order to mitigate the negative impact on cost pressure, the Company remains focused on reducing and controlling costs.

GROSS PROFIT

For the period ended June 30, 2006 and 2005, the condensed statement of operations is presented below:

	2006		2005		comparisons
Item	Amount US$000	Percentage of revenue(%)	Amount US$000	Percentage of revenue (%)	Growth in amount $000	Increase in percentage (%)
Revenues	9,285		6,775		2,510	37.05
Costs of Goods Sold	7,612	81.98%	5,904	87.14%	1,708	28.93
Gross Profit	1,673	18.02%	871	12.86%	802	92.08

Gross profit margin was 18.02% for the 3 months ended June 30, 2006, as compared to 12.86% for the 3 months ended June 30, 2005, which represents an increase of 92.08%. The Company’s continuously emphasis on cost management and productivity improvement helped to offset the increase in coal cost.

OPERATING INCOME

Consolidated operating income for the 3 months ended June 30, 2006 increased 77.46% to $1,206,624 as compared to $679,957 for the 3 months ended June 30, 2005. The increase reflected the additional revenue from selling DME and ammonia.

EXPENSES

Selling and distribution expenses. Selling and distribution expenses were $237,624 or 2.56% of revenues for the period ended June 30, 2006, representing an increase of 440% as compared to the 3 months ended June 30, 2005.

General and Administrative. General and administrative expenses were $229,160 or 2.47% of our revenues for the period ended June 30, 2006, as compared to $147,296, or 2.17% of revenues for the 3 months ended June 30, 2005. The Company’s research and development activities continue to be closely align with the needs of its core business, principally the production and sale of DME and bio-diesel.

INCOME TAX

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax (“CIT”) rate is 33%.

NET INCOME

The Company’s net income for the 3 months ended June 30 2006 increased 47.76% to $738,653 from $499,907 for the 3 months ended June 30, 2005. The increase is attributable to an increase in revenues of 37.04% in the 3 months ended June 30, 2006 compared to the 3 months ended June 30, 2005.

CAPITAL EXPENDITURE AND OTHER INVESTMENTS

Capital expenditures for plant and equipment increased 1135.84% to $312,407 at June 30, 2006, compared to $25,279 at June 30, 2005, reflected by Company’s continual investment in the second-phase of the DME project.

At June 30, 2006, the Company’s construction in progress consists of machinery of $1,069,063, plant of $1,551,024 and other of $38,655, total CIP of $2,659,142 is mostly for the second-phase of the DME project, which is expected to be completed by the end of October 2006.

LIQUIDITY AND CAPITAL RESOURCES
WORKING CAPITAL AND CASH FLOW

We generally finance our operations from cash flow generated internally and through bank loans.

The Company always maintains sufficient cash to support operation effectively. As of June 30, 2006, the Company has cash and cash equivalents of $2,117,135, which represents a decrease of 35.49% from $3,281,761 of March 31, 2005 year end. Cash to current liabilities ratio were 12.58% and 23.73% respectively.

As of June 30, 2006, the Company’s total assets were $27,261,791, which represents an increase of 16.19% from $23,462,503 of March 31, 2005 year end. Total long-term assets were $16,220,321 as of June 30, 2006, compared to $16,052,238 of March 31, 2006 year end, representing an increase of 1.04%.

As of June 30, 2006, we had current assets of $11,041,470. Current assets are comprised of inventories of $4,497,991, notes receivable of $70,789, prepayments of $1,817,606, prepaid expenses and other receivables of $34,861, cash and cash equivalents of $2,117,135 and restricted cash of $2,438,841. Current liabilities are comprised of accounts payable of $5,876,207, short term debts of $6,322,127, tax payables of $407,141, and other payables and accruals of $527,805. Current ratio is 0.66:1.

Our net cash inflow from operating activities was $180,322 for the three months ended June 30, 2006.

We anticipate that our working capital resources are adequate to fund anticipated costs and expenses for the year ending March 31, 2007.

Our trading terms with our customers are mainly in cash. Inventory turnover period for the three months ended June 30, 2006 was 53.78 days, compared to 14.92 days for the year ended March 31, 2006.

As of June 30, 2006, our cash and bank balances were mainly denominated in RMB and United States dollars while our bank borrowings were mainly denominated in RMB. Our revenue and expenses, assets and liabilities are mainly denominated in RMB and United States dollars. Since the exchange fluctuations among these currencies are low, we believe there is no significant exchange risk.

CAPITAL STRUCTURE AND SOLVENCY

The Company generated $180,322 cash flow for the three months ended June 30, 2006 from operating activities, which represents a decrease of 49.74% compared to the three months ended June 30, 2005, reflected by the increase of raw material purchase.

As of June 30, 2006, our total assets were $27,261,791 and our total liabilities were $18,208,536. Our debt to asset ratios, calculated as total liabilities (including short-term debt and payables) over total assets, were 66.47% and 64.30% as of June 30, 2006 and March 31, 2006, respectively.

As of June 30, 2006, our total assets were $27,261,791 and our operating revenue was $1,206,624, reflecting a total asset turnover of 17.70%.

As of June 30, 2006, the Company’s total inventory was $4,497,991, which represents an increase of 317.02% from March 31, 2006. The increase in inventory is attributable to the increase in raw material storage due to company’s preparation to enhance the productivity.

Accounts payable increased from $2,627,224 at March 31, 2006 to $5,876,207 at June 30 2006, representing an increase of 123.67% reflected by the increased level of production materials.

DESCRIPTION OF PROPERTIES

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Our office in Henan, China is located at Xicheng Industrial Zone, Luoshan, Xinyang, Henan, PRC. This office consists of approximately 328,544 square meters. The land use agreement has a 50-year term which expires on January 15, 2055.

In addition, we have an office with space of 160 square meters in Hong Kong which is located at Room 42, 4/F, New Henry House, 10 Ice House Street, Central, Hong Kong.

As of June 30, 2006, the Company incurred approximately $2,659,142 in construction in progress costs, which costs are primarily attributable to the construction of the second phase of the DME development project. The second phase DME development project is on the Company’s Henan property.

We believe that all our properties and equipment have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth each person known by us to be the beneficial owner of five percent or more of Kinfair’s common stock, all directors individually and all directors and officers as a group as of October 11, 2006, after giving effect to the Closing. The Closing occurred immediately following the cancellation of 13,700,000 shares of Sports Source’s common stock held by Sports Source’s sole director and majority shareholder. Each person named below has sole voting and investment power with respect to the shares shown unless otherwise indicated.

Name and Address of Beneficial Owner*	Amount of Beneficial Ownership After Closing		Percentage of Class
Auto Chance International Limited	7,500,000		59.34%
Chen Si Qiang(1)	4,772,250			(7)
David Tang	-0	-	-0	-
Wang Gui Quan(2)	675,000			(7)
Zhou Dian Chang(3)	375,000			(7)
Mai Xiao Fu(4)	1,125,000			(7)
Yang Hong Tao(5)	276,375			(7)
Yu Zhi Yang(6)	276,385			(7)
Chen Ran	-0	-	-0	-
Li Dong Lai	-0	-	-0	-
Wu Peng	-0	-	-0	-
Wang Xiang Fu	-0	-	-0	-
All Directors and Officers as a Group (9 persons)	7,500,000		59.34%

* Unless otherwise noted, the address is that of the Company’s.

1.
Through his position as a stockholder in Auto Chance International Limited, Chen Si Qiang has the power to dispose of or direct the disposition of the 4,772,250 shares of Common Stock he owns in Auto Chance International Limited. As a result, Chen Si Qiang may, under the rules of the Securities and Exchange Commission, be deemed to be the beneficial owner of the shares of Common Stock. Chen Si Qiang disclaims beneficial ownership of the shares of Common Stock reported as beneficially owned by him, except to the extent of his pecuniary interest as a stockholder of Auto Chance International Limited.

2.
Through his position as a stockholder in Auto Chance International Limited, Wang Gui Quan has the power to dispose of or direct the disposition of the 675,000 shares of Common Stock he owns in Auto Chance International Limited. As a result, Wang Gui Quan may, under the rules of the Securities and Exchange Commission, be deemed to be the beneficial owner of the shares of Common Stock. Wang Gui Quan disclaims beneficial ownership of the shares of Common Stock reported as beneficially owned by him, except to the extent of his pecuniary interest as a stockholder of Auto Chance International Limited.

3.
Through his position as a stockholder in Auto Chance International Limited, Zhou Dian Chang has the power to dispose of or direct the disposition of the 375,000 shares of Common Stock he owns in Auto Chance International Limited. As a result, Zhou Dian Chang may, under the rules of the Securities and Exchange Commission, be deemed to be the beneficial owner of the shares of Common Stock. Zhou Dian Chang disclaims beneficial ownership of the shares of Common Stock reported as beneficially owned by him, except to the extent of his pecuniary interest as a stockholder of Auto Chance International Limited.

4.
Through his position as a stockholder in Auto Chance International Limited, Mai Xiao Fu has the power to dispose of or direct the disposition of the 1,125,000 shares of Common Stock he owns in Auto Chance International Limited. As a result, Mai Xiao Fu may, under the rules of the Securities and Exchange Commission, be deemed to be the beneficial owner of the shares of Common Stock. Mai Xiao Fu disclaims beneficial ownership of the shares of Common Stock reported as beneficially owned by him, except to the extent of his pecuniary interest as a stockholder of Auto Chance International Limited.

5.
Through his position as a stockholder in Auto Chance International Limited, Yang Hong Tao has the power to dispose of or direct the disposition of the 276,375 shares of Common Stock he owns in Auto Chance International Limited. As a result, Yang Hong Tao may, under the rules of the Securities and Exchange Commission, be deemed to be the beneficial owner of the shares of Common Stock. Yang Hong Tao disclaims beneficial ownership of the shares of Common Stock reported as beneficially owned by him, except to the extent of his pecuniary interest as a stockholder of Auto Chance International Limited.

6.
Through his position as a stockholder in Auto Chance International Limited, Yu Zhi Yang has the power to dispose of or direct the disposition of the 276,375 shares of Common Stock he owns in Auto Chance International Limited. As a result, Yu Zhi Yang may, under the rules of the Securities and Exchange Commission, be deemed to be the beneficial owner of the shares of Common Stock. Yu Zhi Yang disclaims beneficial ownership of the shares of Common Stock reported as beneficially owned by him, except to the extent of his pecuniary interest as a stockholder of Auto Chance International Limited.

7.	Represents each individual’s indirect ownership of the 7,500,000 shares of Auto Chance International Limited.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below are the names of Kinfair’s directors and officers, their ages, all positions and offices that they hold with Kinfair, the period during which they have served as such, and their business experience during at least the last five years.

Name	Age	Position Held	Experience

Chen Si Qiang	44	Chairman of the Board Chief Executive Officer
Mr. Chen has been the Chairman of the Board of Directors of Jinding since 2003. From 2000 to present, he served as the Chairman of the Board of Directors of Xinyang Hongchang Channel Gas Engineering Company Limited. From 1999 to 2000, Mr. Chen served as the Chairman to Xinyang City Channel Gas Company.

David Tang	40	Chief Financial Officer
Mr. Tang has been the Chief Financial Officer of the Company since 2006. From 2004 to present, he served as the Chief Financial Consultant of Beijing HuanYa Investment Consulting Corp. From 2002 to 2004 he served as the Chief Financial Officer of the Rain Ball Group. From 2000 to 2002, Mr. Tang served as the Vice Finance Officer of the TCL Group.

Wang Gui Quan	39	Director, President
Mr. Wang has been a director of Jinding since 2003 and the General Manager and Secretary of Jinding since October 2003. From May 1998 to September 2003, Mr. Wang was the Factory Director and Vice Secretary of Xixian Chemical Fertilizer.

Name	Age	Position Held	Experience
Zhou Dian Chang	42	Director
Mr. Zhou has been the Chairman of the Board of Directors of Jinding since November 2004. From August 2004 to November 2004, he served as Deputy General Manager of the Xinyang Hongchang Group. From August 1997 to August 2004, Mr. Zhou served as the General Manager of the Henan Xinyang Real Estate Trading Center.

Mai Xiao Fu	45	Director	Mr. Mai has been a director of Jinding since 2003. From June 2000 to 2003, he served as the General Manager of Jiyuang Huixing Coal Co., Ltd.
Chen Ran	35	Director	Mr. Chen has been a director of Jinding since 2006. From 1997 to present, he served as the Manager of the Engineering Department at Xinyang Hongchang Channel Gas Engineering Company Ltd.
Li Dong Lai	42	Vice President
Mr. Li has been the Chief Financial Officer of Jinding since September 2003. From October 1999 to August 2003, he served as the Vice Finance to Controller of the Xinyang Tianti Mining Development Co., Ltd.

Wu Peng	42	Vice President	Mr. Wu has been the standing Deputy General Manager of Jinding since 1996. He has been involved in Jinding from 1990 since the Company’s days as the Luoshan Chemical Fertilizer Factory.
Wang Xiang Fu	41	Vice President	Mr. Wang has been the Deputy General Manager of Jinding since 1987.

Family Relationships

None.

Involvement in Legal Proceedings

There are no pending legal proceedings to which we or our properties are subject.

Identification of the Audit Committee

We currently do not have a standing audit committee. Our entire board of directors is responsible for the functions that would otherwise be handled by this committee. We intend, however, to establish an audit committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to all executive officers and other key employees of Kinfair who were serving as of March 31, 2006, for services in all capacities.

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen-sation ($)
Chen Si Qiang	2005	22,500	-0-	-0-	-0-	-0-	-0-	-0-
CEO	2004	22,500	-0-	-0-	-0-	-0-	-0-	-0-
	2003	22,500	-0-	-0-	-0-	-0-	-0-	-0-

David Tang	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A
CFO	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2003	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Wang Gui Quan	2005	15,000	-0-	-0-	-0-	-0-	-0-	-0-
President	2004	15,000	-0-	-0-	-0-	-0-	-0-	-0-
	2003	15,000	-0-	-0-	-0-	-0-	-0-	-0-

Zhou Dian Chang	2005	18,750	-0-	-0-	-0-	-0-	-0-	-0-
	2004	18,750	-0-	-0-	-0-	-0-	-0-	-0-
	2003	18,750	-0-	-0-	-0-	-0-	-0-	-0-

Mai Xiao Fu	2005	15,000	-0-	-0-	-0-	-0-	-0-	-0-
	2004	15,000	-0-	-0-	-0-	-0-	-0-	-0-
	2003	15,000	-0-	-0-	-0-	-0-	-0-	-0-

Chen Ran	2005	10,000	-0-	-0-	-0-	-0-	-0-	-0-
	2004	10,000	-0-	-0-	-0-	-0-	-0-	-0-
	2003	10,000	-0-	-0-	-0-	-0-	-0-	-0-

Li Dong Lai	2005	10,000	-0-	-0-	-0-	-0-	-0-	-0-
Vice President	2004	10,000	-0-	-0-	-0-	-0-	-0-	-0-
	2003	10,000	-0-	-0-	-0-	-0-	-0-	-0-

Wu Peng	2005	10,000	-0-	-0-	-0-	-0-	-0-	-0-
Vice President	2004	10,000	-0-	-0-	-0-	-0-	-0-	-0-
	2003	10,000	-0-	-0-	-0-	-0-	-0-	-0-

Wang Xiang Fu	2005	10,000	-0-	-0-	-0-	-0-	-0-	-0-
Vice President	2004	10,000	-0-	-0-	-0-	-0-	-0-	-0-
	2003	10,000	-0-	-0-	-0-	-0-	-0-	-0-

OPTION/SAR GRANTS IN LAST 12 MONTHS

The following table sets forth the grant of stock options made as of September 1, 2006 to the persons named in the Summary Compensation Table:

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Period	Exercise Price per Share	Expiration Date
Chen Si Qiang	- 0 -	N/A	N/A	N/A
David Tang	- 0 -	N/A	N/A	N/A
Wang Gui Quan	- 0 -	N/A	N/A	N/A
Zhou Dian Chang	- 0 -	N/A	N/A	N/A
Mai Xiao Fu	- 0 -	N/A	N/A	N/A
Chen Ran	- 0 -	N/A	N/A	N/A
Li Dong Lai	- 0 -	N/A	N/A	N/A
Wu Peng	- 0 -	N/A	N/A	N/A
Wang Xiang Fu	- 0 -	N/A	N/A	N/A

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth information with respect to unexercised stock options held by the persons named in the Summary Compensation Table at March 31, 2006.

	Number of Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Chen Si Qiang	- 0 -	- 0 -	N/A	N/A
David Tang	- 0 -	- 0 -	N/A	N/A
Wang Gui Quan	- 0 -	- 0 -	N/A	N/A
Zhou Dian Chang	- 0 -	- 0 -	N/A	N/A
Mai Xiao Fu	- 0 -	- 0 -	N/A	N/A
Chen Ran	- 0 -	- 0 -	N/A	N/A
Li Dong Lai	- 0 -	- 0 -	N/A	N/A
Wu Peng	- 0 -	- 0 -	N/A	N/A
Wang Xiang Fu	- 0 -	- 0 -	N/A	N/A

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

The following table sets forth information with respect to awards made to persons named in the Summary Compensation Table pursuant to a long-term incentive plan in the fiscal year ending March 31, 2006.

	Number of Shares, Units or Other	Performance or Other Period Under Maturation	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Rights	or Payout	Threshold	Target	Maximum
Chen Si Qiang	- 0 -	N/A	N/A	N/A	N/A
David Tang	- 0 -	N/A	N/A	N/A	N/A
Wang Gui Quan	- 0 -	N/A	N/A	N/A	N/A
Zhou Dian Chang	- 0 -	N/A	N/A	N/A	N/A
Mai Xiao Fu	- 0 -	N/A	N/A	N/A	N/A
Chen Ran	- 0 -	N/A	N/A	N/A	N/A
Li Dong Lai	- 0 -	N/A	N/A	N/A	N/A
Wu Peng	- 0 -	N/A	N/A	N/A	N/A
Wang Xiang Fu	- 0 -	N/A	N/A	N/A	N/A

Compensation of Directors

All directors are reimbursed for out-of-pocket expenses in connection with attendance at board of director’s and/or committee meetings. The Company may establish other compensation plans (e.g. options, cash for attending meetings, etc.) in the future.

Employment Agreements

Employment Contract, dated April 27, 2006, by and between Henan Jinding Chemical Industry Co., Ltd and Mr. Wang Xiang Fu. Mr. Wang serves as the Company’s Deputy General Manager for a period of five (5) years until April 30, 2011.

Employment Contract, dated September 28, 2003, by and between Henan Jinding Chemical Industry Co., Ltd. and Mr. Li Dong Lai. Mr. Li serves as the Company’s Deputy General Manager for a period of five (5) years until September 30, 2008.

Employment Contract, dated April 28, 2006, by and between Henan Jinding Chemical Industry Co., Ltd. and Mr. Wu Peng. Mr. Wu serves as the Company’s Deputy General Manager for a period of five (5) years until April 30, 2011.

Benefit Plans

The Company’s employees enjoy the rights and benefits of the Company’s official benefit plan. The Company pays for our employees’ pension, unemployment insurance, medical insurance and work injury insurance. The Company also maintains a reserve fund for any medical emergency necessities.

DESCRIPTION OF SECURITIES

Sports Sources’ authorized capital stock currently consists of 100,000,000 shares of common stock, par value $.001 per share, of which prior to the Exchange there are 18,840,000 issued and outstanding shares of common stock and 10,000,000 shares preferred stock, par value $.001, of which no shares are issued or outstanding. After giving effect to the Exchange, there are 12,640,000 issued and outstanding shares of common stock. All of the issued and outstanding shares of Kinfair’s common stock will be held by Sports Source as a result of the Exchange. The following statements relating to the capital stock set forth the material terms of these securities; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to, Sports Sources’ Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to Sports Sources’ SEC reports.

Common Stock

Holders of shares of Sports Sources’ common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefore. In the event of any liquidation, dissolution or winding up, the holders of common stock are entitled to a pro-rata share of all assets remaining after payment in full of all liabilities and preferential payments, if any, to holders of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. Prior to the closing of the Exchange, Sports Source effectuated a 2-1 forward stock split for the issued and outstanding shares of its common stock. The record date for this stock dividend was March 3, 2006 and the payment date was March 6, 2006.

The payment of dividends, if any, will be within the discretion of Sports Sources’ Board. Sports Source presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board does not anticipate declaring any cash dividends for the foreseeable future. We have not paid any cash dividends on our common stock.

Transfer Agent

Corporate Stock Transfer, 3300 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 currently acts as our transfer agent and registrar.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Sports Sources’ common stock is quoted on the NASD Over-the-Counter electronic bulletin board under the symbol “SPSI”. The following table sets forth on a per share basis for the periods shown, the high and low closing bid prices of our common stock. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Closing Bid Prices	High	Low
Year Ended December 31, 2006
1st Quarter	N/A	N/A
2nd Quarter	N/A	N/A
Year Ended December 31, 2005
1st Quarter	N/A	N/A
2nd Quarter	N/A	N/A
3rd Quarter	.10	.015
4th Quarter	.60	.05
Year Ended December 31, 2004
1st Quarter	N/A	N/A
2nd Quarter	N/A	N/A
3rd Quarter	N/A	N/A
4th Quarter	N/A	N/A

When the trading price of Sports Sources’ common stock is below $5.00 per share, the common stock is considered to be a “penny stock” that is subject to rules promulgated by the SEC (Rule 15-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the SEC’s standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the brokers-dealer’s and sales representatives compensation; and (d) providing to customers monthly account statements.

Dividend Policy

Sports Source does not intend to pay any cash dividends on its common stock in the foreseeable future. All cash resources are expected to be invested in developing Sports Sources’ business plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses information as of March 31, 2006 with respect to compensation plans (including individual compensation arrangements) under which Sports Sources’ equity securities are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
N/A	-0-	-0-	-0-
Total	-0-	-0-	-0-

Options and Warrants

As of March 31, 2006, Kinfair has not granted any options or warrants.

Holders

Sports Source has issued an aggregate of 18,840,000 shares of its common stock to 47 entities.

RELATED PARTY TRANSACTIONS

1. Xinyang Hong Chang Pipeline Gas Co. Ltd., one of Jinding’s original shareholders, loaned $1,122,614 (includes outstanding principal and interest as of October 1, 2006) to the Company. The loan was made to the Company and does not accrue any interest nor does it have a maturity date. The Company plans to repay the loan in full in the near future.

2. As is customary with companies in China, the Company requires its employees to pay the Company a one-time security deposit of RMB 1000-2000 (depending on the title and position of the employee) as part of the employees’ term of employment. At the time an employee leaves the Company, assuming proper notice to the Company was given in accordance with his/her labor contract with the Company, this security deposit is returned to such employees.

3. Given that the Company’s sales are throughout China, at any time an employee travels on behalf of the Company, the Company provides such employee with a cash advance to cover his/her anticipated travel costs and expenses.

LEGAL PROCEEDINGS.

In the normal course of business, we are named as defendant in lawsuits in which claims are asserted against us. In our opinion, the liabilities, if any, which may ultimately result from such lawsuits, are not expected to have a material adverse effect on our financial position, results of operations or cash flows. As of September 1, 2006, there is no outstanding litigation.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

None.

Item 3.02 Unregistered Sales of Equity Securities.

On the Closing Date, pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the issued and outstanding capital stock of Kinfair in exchange for 7,500,000 newly-issued shares of the Company’s common stock.

On February 20, 2006, pursuant to the terms of the Share Transfer Agreement, by and among Kinfair, Xinyang Hongchang Channel Gas Engineering Co., Ltd., Mai XiaoFu, Wang Guiquan, Yu Zhiyang and Yang Hongtao, Kinfair acquired all of the issued and outstanding capital stock of Jinding.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any affect on the liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, it is the opinion of the SEC that such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 5.01 Change in Control of Registrant.

Upon the closing of the Exchange Agreement with the Stockholder of Kinfair, Sports Source will acquire all of the issued and outstanding capital stock of Kinfair from the Stockholder in exchange for an aggregate of 7,500,000 newly-issued shares of Sports Sources’ common stock. The closing shall occur immediately following the cancellation of 13,700,000 shares of Sports Source’s common stock held by Sports Source’s sole director and majority shareholder. As a result of the Exchange, the Stockholder of Kinfair controls 59.34% of the voting stock of Sports Source.

Today, Sports Source is also filing with the SEC an Information Statement complying with Rule 14F-1 under the Securities Exchange Act of 1934 that describes a change in a majority of Sports Sources’ Board that is occurring in connection with the change of control of Sports Source that is described in this report. Upon the closing of the Exchange Agreement, Mr. Chen Si Qiang will be appointed to the Board of Directors of Sports Source. Upon the 10th day following the mailing of such Information Statement to the stockholders of Sports Source, the current director of Sports Source will resign and the remaining four (4) directors of Kinfair will join the Board.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 11, 2006, Mr. Wang Gui Quan was appointed to the Board of Directors and President of Sports Source. Following the expiration of the ten-day time period following the mailing of the Form 14F-1, Mr. James Tubbs resigned as the President and Director of Sports Source, Messrs. Chen Si Qiang, Zhou Dian Chang, Mai Xiao Fu and Chen Ran will be elected as Directors of Sports Source (along with Mr. Wang Gui Quan, who at such time will already be a member of the Board of Directors). Upon the expiration of the ten day time period following the mailing of the Form 14F-1, Mr. Chen Si Qiang will be appointed as Chief Executive Officer, Mr. David Tang will be appointed as Chief Financial Officer and Messrs. Li Dong Lai, Wu Peng and Wang Xiang Fu will each be appointed as Vice President of Sports Source. For further information see “Directors, Executive Officers, Promoters and Control Persons”, as referenced above.

Item 5.06 Change in Shell Company Status.

Prior to the Closing Date, Sports Source was a shell company, other than a business combination related shell company, as that term is defined in Rule 12b-2 under the Exchange Act.

Upon completion of the Exchange with Kinfair, Sports Source will cease to be a shell company. From and after the Closing Date, the operations of Kinfair shall be the only operations of Sports Source.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements for Business Acquired

(b) Pro Forma Financial Information

(c) Exhibits

2.1	Share Exchange Agreement dated as of October 11, 2006, between Sports Source, Kinfair Holdings Limited and Auto Chance International Limited.

2.2	Share Transfer Agreement, dated February 29, 2006, between Kinfair Holdings Limited, Xinyang Hongchang Channel Gas Engineering Co., Ltd., Mai XiaoFu, Wang Guiquan, Yu Zhiyang and Yang Hongtao.

2.3	Stock Purchase Agreement, dated February 19, 2006, by and between Henan Jinding Chemical Industry Co., Ltd. and Kinfair Holdings Limited.

10.1	Loan Contract (Short Term), dated March 31, 2006, by and between Luoshan Jinding Chemical Co., Ltd. and Bank of China, Luoshan Sub-branch.

10.2	RMB Currency Loan Contract, dated January 5, 2006, by and between Luoshan Jinding Chemical Co., Ltd. and Xinyang Branch of China Construction Bank.

10.3	RMB Currency Loan Contract, dated March 1, 2006, by and between Luoshan Jinding Chemical Co., Ltd. and Xinyang Branch of China Construction Bank.

10.4	Employment Contract, dated April 28, 2006, by and between Henan Jinding Chemical Industry Co., Ltd. and Mr. Wu Peng.

10.5	Land Use Certificates issued to Luoshan Jinding Chemical Industry Co., Ltd. by the People’s Government of Luoshan County.

10.6	Loan Extension Agreement, dated February 17, 2006, by and between Xinyang Hongchang Channel Gas Engineering Co., Ltd. and Luoshan Jinding Chemical Co., Ltd.

10.7	Form of Labor Contract for Henan Jinding Chemical Industry Co., Ltd.

*10.8	Technology Transfer Agreement, dated July 18, 2006, by and between Henan Jinding Chemical Industry Co., Ltd. and Sichuan Tianyi Science and Technologies Co., Ltd.

*10.9	Contract from Technology Transfer, dated June 30, 2006, by and between Henan Jinding Chemical Industry Co., Ltd. and SiChuan TianYi Science and Technology Co., Ltd.

*10.10	Technology Development Contract, dated September 1, 2005, by and between Henan Jinding Chemical Industry Co., Ltd. and Tsinghua University (Department of Chemical Engineering).

*10.11	Long Term Cooperation Agreement, dated July 25, 2006, by and between Henan Jinding Chemical Industry Co., Ltd. and SiChuan TianYi Science and Technology Co., Ltd. (Southwest Chemical Institute)

*10.12	Engineering Service Contract, dated October 30, 2005, by and between Henan Xinyang Hongchang Pipeline and Gas Company and Hunan Chemical and Pharmaceutical Design Institute.

*10.13
Agreement on Cooperative Experimentation and Development of the Oil Crop Cyperus Esculentus as New Energy, dated May 8, 2006, by and between the Institute of Oil Crops Resea4ch Chinese Academy of Agriculture Sciences and Xinyyang Hongdrang Channel Engineering Co., Ltd.

*10.14	High-Voltage Power Supply and Demand Contract, dated July 26, 2005, by and between Henan Jinding Chemical Industry Co., Ltd. and the Electric Industry Bureau of Luoshan County.

10.15	Employment Contract, dated April 27, 2006, by and between Henan Jinding Chemical Industry Co., Ltd and Mr. Wang Xiang Fu.

10.16	Employment Contract, dated September 28, 2003, by and between Henan Jinding Chemical Industry Co., Ltd. and Mr. Li Dong Lai.

17.1	Resignation Letter of James Tubbs, dated as of October 11, 2006.

23.1	Consent of Weinberg & Company, P.A., dated as of October 13, 2006.

99.1
Condensed Consolidated Financial Statements of Kinfair Holdings Limited and Subsidiaries (formerly Henan Jinding Chemicals Co. Ltd.) : Condensed Consolidated Balance Sheets as of June 30, 2006 (Unaudited) and March 31, 2006, Condensed Consolidated Statements of Income and comprehensive income for the three months ended June 30, 2006 and 2005 (Unaudited), Condensed Consolidated Statements of Cash Flows for the three months ended June 30, 2006 and 2005 (Unaudited), Notes to Condensed Consolidated Financial Statements for the three months ended June 30, 2006 and 2005 (Unaudited).

99.2
Consolidated Financial Statements of Henan Jinding Chemicals Co. and Subsidiary: Consolidated Balance Sheets as of March 31, 2006 and 2005, Consolidated Statements of Income and comprehensive income for the years ended March 31, 2006 and 2005, Consolidated Statements of Changes in Shareholders’ Equity for the years ended March 31, 2006 and 2005, Consolidated Statements of Cash Flows for the years ended March 31, 2006 and 2005

99.3
Unaudited Pro Forma Consolidated Financial Statements of Kinfair Holdings Limited and Subsidiaries (formerly Henan Jinding Chemicals Co. Ltd.) : Unaudited Pro Forma Consolidated Balance Sheets as of June 30, 2006, Unaudited Pro Forma Consolidated Statements of Income and Comprehensive Income for the three months ended June 30, 2006

99.4
Unaudited Pro Forma Consolidated Financial Statements of Kinfair Holdings Limited and Subsidiaries (formerly Henan Jinding Chemicals Co. Ltd.): Unaudited Pro Forma Consolidated Statements of Income and Comprehensive Income for the year ended March 31, 2006

99.5	Press Release of Sports Source.

* Confidentiality treatment requested for certain portions of these agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2006

SPORTS SOURCE, INC.

By:	/s/ Wang Gui Quan
Name: Wang Gui Quan Title: President